Exhibit 4

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Reis, Inc.

Date: September 10, 2018

MOODY’S CORPORATION

By:	/s/ John J. Goggins
Name: John J. Goggins
Title: Executive Vice President and General Counsel

MOODY’S ANALYTICS MARYLAND CORP.

By:	/s/ Elizabeth McCarroll
Name: Elizabeth McCarroll
Title: Corporate Secretary